UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2005

EVERGREEN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

OREGON
(State or other jurisdiction of incorporation or organization)

333-109667-04                                 91-1797880
               (Commission file number)                       (IRS Employer Identification No.)

3850 THREE MILE LANE, McMINNVILLE, OREGON          97128-9496
                      (Address of principal executive offices)                                                     (Zip Code)

503-472-9361
(Registrant’s telephone number, including area code)

NONE
         (Former name, former address and former fiscal year, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

        Evergreen International Airlines, Inc. ("Evergreen") is a wholly-owned subsidiary of Evergreen International Aviation, Inc., which is a wholly-owned subsidiary of Evergreen Holdings, Inc. Evergreen is a leading provider of integrated air cargo transportation for both international and domestic markets.

        On June 20, 2005, a three-judge panel of the United States Court of Appeals for the Ninth Circuit affirmed in all respects a judgment awarding Evergreen $16,630,394 in damages against Asiana Airlines ("Asiana") for breach of an air cargo agreement.

        The decision upholds a February 28, 2003 jury verdict in the United States District Court for the District of Oregon awarding Evergreen damages for Asiana's breach of a three-year contract whereby Evergreen agreed to provide air freight services to Asiana in exchange for minimum payments to be made by Asiana throughout the term of the contract. The minimum payments were based on guaranteed block hour utilization and the contract was to continue through February 28, 2003. The District Court found that Asiana breached the contract as of August 28, 2001, a decision that Asiana did not appeal.

         In its decision, the Ninth Circuit rejected Asiana's arguments that the damage award should be reversed, holding that the District Court properly instructed the jury on the measure of Evergreen's damages and that Evergreen provided extensive evidence of its damages in accordance with Oregon law.

         Pursuant to Ninth Circuit rules, by July 12, 2005, the Ninth Circuit is expected to issue a mandate returning the action to the District Court unless Asiana seeks a rehearing or moves to stay issuance of mandate pending the filing of a petition for writ of certiorari to the United States Supreme Court. Following issuance of mandate, the District Court is to disburse to Evergreen the full amount of damages, in addition to costs and interest, from the amount that Asiana previously deposited in the District Court's bank account.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EVERGREEN HOLDINGS, INC. (Registrant)

Date: June 23, 2005	/s/ John A. Irwin John A. Irwin Chief Financial Officer

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